Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 30, 2014, with respect to the consolidated financial statements of Fishnet Holdings, Inc. included in the Registration Statement on Form S-1 and related Prospectus of Optiv Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Kansas City, Missouri

November 18, 2016